Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 25, 2022 with respect to the historical summary of revenues and direct expenses of the Pharmacy Portfolio, included in the Form 8-K of Alpine Income Property Trust, Inc. filed with the Securities and Exchange Commission on March 25, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Alpine Income Property Trust, Inc. on Form S-3 (File No. 333-251057) and Form S-8 (File No. 333-235256).

/S/ GRANT THORNTON LLP

Orlando, Florida

March 25, 2022